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11--STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE

EDAC TECHNOLOGIES CORPORATION


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                                                          For the quarter ended
                                                          ---------------------
                                                        April 4,       March 31,
                                                          1998           1997
                                                     --------------   ----------
Basic:
  Weighted average
    shares outstanding                                    3,834,550    3,762,208

         Net income                                      $  665,686   $  255,961
                                                         ==========   ==========

         Basic earnings per common share                 $     0.17   $     0.07
                                                         ==========   ==========



Diluted:
  Weighted average
    shares outstanding                                    3,834,550    3,762,208
  Net effect of dilutive stock
    options based on the
    treasury stock method using
    average market price                                    236,108      130,207
                                                         ----------   ----------

                                            TOTALS        4,070,658    3,892,415
                                                         ==========   ==========

         Net income                                      $  665,686   $  255,961
                                                         ==========   ==========

         Diluted earnings per common share               $     0.16   $     0.07
                                                         ==========   ==========


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